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                                                                   EXHIBIT 99-18

                   NINTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY

      THIS NINTH AMENDMENT, dated as of the first day of April, 2000, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor");

                                   WITNESSETH:

      WHEREAS, the Trustee and the Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, with regard to The Detroit Edison Savings &Investment Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Works and The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America (collectively and individually, the "Plan"); and

      WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;

      NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

            (1)   Amending Section 8(e), Indemnification to add the following.

                  Special Indemnification for Fidelity PortfolioPlanner(SM). The Trustee shall indemnify the Sponsor against and hold the Sponsor harmless from any and all such loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney's fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of a) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlanner, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the participant, the Sponsor or third parties; or b) any prohibited transactions resulting from the provision by the Trustee of Fidelity PortfolioPlanner.

            (2) Amending Schedule "A" by adding the following to the "Other" portion of the Agreement:.

                  Fidelity PortfolioPlanner (SM), an internet based educational service for participants that generates target asset allocations and model portfolios customized to investment options in the Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust amendment.

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      IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Ninth
Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

THE DETROIT EDISON COMPANY               FIDELITY MANAGEMENT TRUST
                                         COMPANY CR

By: /s/ Darrell K. Ferrell  03-20-2000       By: /s/ Carolyn Redden   03-30-2000
    ----------------------  ----------           -------------------  ----------
    Darrell K. Ferrell      Date                 Carolyn Redden       Date
                                                 Vice President

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